Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors

SPS Commerce, Inc. 401(k) Retirement Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-222438) on Form S-8 of SPS Commerce, Inc. of our report dated June 28, 2019, with respect to the statements of net assets available for benefits of SPS Commerce, Inc. 401(k) Retirement Savings Plan as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related notes, and the supplemental schedules of Schedule H, line 4(a) – Schedule of Delinquent Participant Contributions for the year ended December 31, 2018 and Schedule H, line 4(i) – schedule of assets (held at end of year) as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 11-K of the SPS Commerce, Inc. 401(k) Retirement Savings Plan.

/s/ KPMG LLP

Minneapolis, Minnesota

July 1, 2019